EXHIBIT 10.2

ENTEGRIS, INC.
2015 Performance Share Award Agreement

In consideration of services rendered to Entegris, Inc. (the “Company”), the Company may periodically make equity incentive awards consisting of performance based restricted stock units with respect to the Company’s Common Stock $0.01 par value (“Stock”) to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2010 Stock Plan (the “Plan”). Any key employee, non-employee director, consultant or advisor (a ”Participant”) who receives a performance based restricted stock unit award (the “Award”) is notified either in writing or via email and the Award is credited to the Participant’s account as reflected on the Participant’s Overview tab under the Restricted Stock Plan section on the Morgan Stanley Stock Plan Connect web page found at https://www.stockplanconnect.com. By clicking on the “Accept” button for the Award in the Restricted Stock Plan section on the Overview tab or by otherwise receiving the benefits of the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; and (ii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions:
Article I - PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD

1.1.
Award Date. This Agreement shall take effect as of the date specified in the Restricted Stock Plan section on the Overview tab as the Award Date provided to you online at www.stockplanconnect.com (the “Award Date”).

1.2.
Performance Based Restricted Stock Units Subject to Award. The Award consists of that number of performance based restricted stock units (the “PRSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator as the target number of PRSUs (“Target PRSUs”);. The Target PRSUs shall be subject to increase or decrease in accordance with Sections 1.3 and 1.4 below. Each PRSU is equivalent to one share of the Stock. The Participant’s rights to the PRSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

1.3.
Earned Performance Based Restricted Stock Units. The number of PRSUs earned under this Agreement (the “Earned PRSUs”) shall be equal to the Target PRSUs multiplied by the TSR Performance Multiplier (as defined herein). The “TSR Performance Multiplier” will be determined by comparing the Company’s total stockholder return to the total stockholder return of each of the companies in the Comparator Peer Group (as set forth below) over the period commencing on the Award Date and ending on the third anniversary of the Award Date (the “Performance Period”) to determine the Company’s TSR ranking against the Comparator Group. For purposes of computing total stockholder return: (i) any dividends paid by the Company or the companies in the Comparator Group shall be treated as having been reinvested; and (ii) the beginning stock price will be the average closing stock price over the 20 trading days ending on the Award Date and the ending stock price will be the average closing stock price over the 20 trading days ending on the last day of the Performance Period.

1.4.
Calculation of the TSR Performance Multiplier. The TSR Performance Multiplier will be calculated as set forth in the following table based upon the Company’s total stockholder return over the Performance Period when ranked against the total stockholder return over the Performance Period of each of the companies in the Comparator Peer Group:

Company TSR Percentile Rank	TSR Performance Multiplier
Below 25th percentile	0
25th percentile	50%
50th percentile	100%
75th percentile or above	150%
If the Company’s total stockholder return percentile rank during the Performance Period is between the 25th and the 50th percentiles or 50th and 75th percentiles, the TSR Performance Multiplier will be determined using straight line interpolation based on the actual percentile ranking. As used herein, the “Comparator Peer Group” consists of those companies that are in the Philadelphia Semiconductor Index on the Award Date, subject to

EXHIBIT 10.2

certain adjustments as may be approved by the Administrator relating to any mergers and bankruptcies of the companies included in that Index. The Award shall be subject to the following limitations: (i) if the Company’s absolute total shareholder return is negative then the maximum number of shares that may be earned is the Target PRSUs; and (ii) in no event may the value of the Award at vesting exceed 300% of the value of the Target PRSUs on the Award Date; the number of PRSUs vested shall be reduced to meet the foregoing absolute dollar cap.

1.5.
Vesting of PRSUs. The term "vest" as used herein with respect to any PRSU means the lapsing of the restrictions described herein with respect to such PRSU. The Award shall not be vested as of the Award Date and shall be forfeitable by the Participant without consideration or compensation in accordance with Section 1.6 below unless and until otherwise vested pursuant to the terms of this Agreement. The Participant has no rights, partial or otherwise, in the Award and/or any Stock subject thereto unless and until the Award has been earned pursuant to Section 1.3 and vested pursuant to this Section 1.5. A number of PRSUs equal to the Earned PRSUs will become 100% vested (referred to as “Vested Units”) on the last day of the Performance Period (the “Maturity Date”), provided that the Participant remains continuously employed by the Company, an Affiliate, or a Subsidiary through the Maturity Date. Each Vested Unit shall be settled by the delivery of one share of Stock (subject to adjustment under the Plan). Settlement will occur as soon as practicable following certification by the Administrator of the number of Earned PRSUs and passage of the Maturity Date (or, if earlier, the date the Award becomes vested pursuant to the terms of Section 1.7 below), but in no event later than the earlier of (i) 90 days following the Maturity Date (or such earlier date that the Award becomes vested), or (ii) March 15th of the year following the year in which the Award becomes vested. No fractional Shares shall be issued pursuant to this Agreement.

1.6.
Forfeiture Risk. Except as provided in Section 1.7 below, if the Participant ceases to be employed or retained by the Company or an Affiliate for any reason any then outstanding and PRSU that is not a Vested Unit acquired by the Participant hereunder shall be automatically and immediately forfeited. The Participant hereby appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited PRSU.

1.7.
Early Vesting of PRSUs. This Section sets forth the exclusive circumstances under which the Participant may become entitled to Vested Units even though he or she is not employed through the Maturity Date: (i) If a Participant dies, incurs a total and permanent disability (as that term is defined in the company’s disability insurance policy in effect on the award date), or terminates employment on account of retirement from employment with the Company or an Affiliate at age 65 with ten consecutive years of employment with the Company or an Affiliate, prior to the Maturity Date; then, in such event, the Administrator may, in its sole discretion, allow all or such portion of the Target PRSUs to become Vested Units or make such other provision as it deems appropriate. If the Administrator does not take any such discretionary action, then the Target PRSUs shall be forfeited in accordance with Section 1.6; and (ii) in the event of a Change in Control where the Award is not continued or assumed by a public company, the Earned PRSU, to the extent earned pursuant to the next sentence, shall be fully vested immediately prior to the Change in Control. The number of Earned PRSUs at the time of a Change in Control shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date (as defined in Section 1.5), with the number of Earned PRSUs determined as set forth in Section 1.4 above, based upon the Company’s total stockholder return and the total stockholder return of each of the companies in the Comparator Peer Group through the date of the Change in Control (and, with respect to the Company, instead of the 20-business day average, taking into account the consideration per share to be paid in the Change in Control transaction), provided, however, that in the event that the Change in Control occurs during the first year following the Award Date, then the number of Earned PRSUs shall be fixed at the number of Target PRSUs; or (iii) In the event of a Change in Control where the Award is continued or assumed by a public company, then payment of the Earned PRSUs calculated in accordance with clause (ii) above, shall continue to be contingent on the Participant’s employment through the Maturity Date unless there is a Qualifying Termination within two years following the Change in Control. If a Qualifying Termination occurs, the restrictions on all unvested Earned PRSUs shall immediately lapse. The provisions of clauses (ii) and (iii) shall govern the Award notwithstanding the provisions of any Executive Change In Control Termination Agreement that may exist between the Company or an Affiliate and the Participant. The distribution of any Vested Units occurring by reason of this Section 1.7 shall be settled by

EXHIBIT 10.2

the delivery of one share of Stock (subject to adjustment under the Plan) per Vested Unit and shall occur as soon as practicable following certification by the Administrator of the number of Earned PRSUs as of the date the Award becomes vested pursuant to the terms of this Section 1.7, but in no event later than the earlier of (A) 90 days following the date the Award becomes vested, or (B) March 15th of the year following the year in which the Award becomes vested. No fractional Shares shall be issued pursuant to this Agreement.

1.8.
Non-Transferability of PRSUs. The PRSU acquired by the Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

1.9.
Dividends, etc.. The Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the PRSU relates, or (ii) to vote any Stock with respect to which the PRSU relates. Notwithstanding the foregoing, the number of Target PRSUs in the Award shall be deemed increased to the extent that dividends are paid on the Stock during the term of the Award and any dividend payments will be deemed reinvested on the ex-dividend date in additional Stock and dividends on such additional Stock shall be deemed reinvested in the same manner, with respect only to Earned PRSUs.

1.10.
Sale of Vested Shares. The Participant understands that Participant will be free to sell any Stock with respect to which the PRSU relates once the PRSU has vested, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting of such PRSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

1.11.
Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the PRSU acquired hereunder, may give rise to "wages" subject to withholding. The Participant expressly acknowledges and agrees that Participant’s rights hereunder are subject to Participant promptly paying to the Company all taxes required to be withheld in connection with such award, vesting or payment. Until the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the vesting shares needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of vest) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account. The value of any Stock withheld for tax withholding may not exceed the amount allowed consistent with fixed plan accounting in accordance with generally accepted accounting practices in effect in the U.S., to the extent applicable.

Article II - GENERAL PROVISIONS

2.1.	Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The following terms shall have the indicated meanings:
“Administrator” means the Management Development & Compensation Committee of the Company’s Board of Directors.
“Affiliate” means a corporation or other legal entity that is controlled by, controls or is under common control with the Company.
“Cause” means the Company's termination of the Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (a) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) the Participant’s willful and continual failure to substantially perform the Participant’s duties after written notification by the Company; (c) the Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (d) the Participant’s commission of an act of gross misconduct in connection with the performance of the Participant’s duties; or (e) the Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliates and the Participant.
“Change in Control” means, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), provided that such a change in control shall be

EXHIBIT 10.2

deemed to have occurred at such time as (a) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power for election of Directors of the then outstanding securities of the Company or any successor of the Company; (b) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (c) the consummation of any merger or consolidation as a result of which the Common Stock shall be changed, converted, or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (d) the consummation of any merger or consolidation to which the Company is a party as a result of which the persons who were stockholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board determines otherwise. Notwithstanding the foregoing, with respect to an Award that is (i) subject to Section 409A of the Code and (ii) if a Change in Control would accelerate the timing of payment thereunder, then the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as defined in Section 409A of the Code and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A of the Code as determined by the Committee
“Qualifying Termination” means the termination of a Participant’s employment with the Company or an Affiliate (a) by the Company for any reason other than Cause, death, or total and permanent disability (as that term is defined in the Company’s disability insurance policy in effect on the Award Date); or (b) by the Participant because of the occurrence, without the Participant’s consent, of (i) a material reduction in the position, duties, or responsibilities of the Participant from those in effect immediately prior to such change; (ii) a reduction in the Participant’s base salary; (iii) a relocation of the Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (iv) a material breach by the Company or an Affiliate of any agreement with the Participant.

2.2.
No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.3.
Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a Subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code.

2.4.
Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning the Participant. Such data and information includes, but is not limited to, the

EXHIBIT 10.2

information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country, in which Participant works or is employed, and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.

2.5.
Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company, then any such term or provision shall be null, void and of no effect.

2.6.
Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the Participant and the Company or by the Company and accepted by the Participant in accordance with the procedures specified in the introductory paragraph hereto.